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SCE Considers License Amendment for San Onofre Nuclear Plant

ROSEMEAD, Calif., March 22, 2013 — Southern California Edison (SCE) is considering voluntarily submitting a license amendment request to the Nuclear Regulatory Commission (NRC) to support the restart of Unit 2 of the San Onofre Nuclear Generating Station. The amendment is consistent with SCE's plan to operate the unit's steam generators at 70 percent power as a conservative safety measure.

SCE is requesting a meeting with the NRC to discuss the possible amendment. This meeting, which would be open to the public, would provide an opportunity for SCE to discuss with the NRC the scope and content of a potential amendment to ensure it meets regulatory requirements. The meeting will also help SCE evaluate the nature and timeliness of the NRC process for review and approval of the amendment. Separately, SCE representatives have informed the Atomic Safety Licensing Board, the independent, adjudicatory arm of the NRC, of the company's consideration of submitting a license amendment.

SCE would like to restart Unit 2 by the summer to meet peak customer demand for electricity. The San Onofre nuclear plant is the largest source of baseload generation and voltage support in the region and is a critical asset for reliability and in meeting California's clean energy goals.

Last week, SCE submitted a detailed operational assessment requested by the NRC that supports safe operation of Unit 2 at 100 percent power for 11 months to answer a request from the NRC related to the plant's technical specifications. Approval of that assessment would eliminate the need for the license amendment. However, because the NRC may take substantial time to review this operational assessment, SCE is simultaneously considering the license amendment.

"We want to do every responsible thing we can do to get Unit 2 up and running safely before the summer heat hits our region," said Ron Litzinger, SCE president. "While the NRC continues to review the technical materials we've submitted, we're considering a request for a license amendment so that we can pursue the best path to safe restart while avoiding unnecessary delays."

If SCE pursues the amendment, it will submit a "No Significant Hazards Consideration" analysis demonstrating that the license amendment does not involve any significant safety risks. Regardless of whether an amendment or SCE's 100 percent power operational assessment is approved, SCE will only operate Unit 2 at 70 percent power for an initial period of five months, following which the unit will be shut down for steam generator tube inspections.

Additional background information about the potential license amendment can be found at www.SONGScommunity.com.

2244 Walnut Grove Ave., Rosemead, CA 91770

NRC approval is required before SCE can restart Unit 2. The repair, corrective action and restart plan for Unit 2, along with additional technical information to address questions from the NRC, are available to the public at www.SONGScommunity.com More information, including videos that explain how a steam generator works and the role San Onofre plays in providing reliable electricity to the region, is available at www.edison.com/SONGSupdate and at www.SONGScommunity.com. San Onofre is jointly owned by SCE (78.21 percent), San Diego Gas & Electric (20 percent) and the city of Riverside (1.79 percent). Follow us on Twitter (www.twitter.com/SCE) and like us on Facebook (www.facebook.com/SCE). About Southern California Edison An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of nearly 14 million via 4.9 million customer accounts in a 50,000- square-mile service area within Central, Coastal and Southern California. ###